NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 25, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 11, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Plan of Reorganization of Texas Pacific Land Trust, which became effective before the opening on January 11, 2021, Sub-shares in Certificates of Proprietary Interest of Texas Pacific Land Trust (OLD) were exchanged for Common Stock of Texas Pacific Land Corporation (NEW) on a pro-rata, one-for-one basis. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Texas Pacific Land Trust (OLD) Sub-shares in Certificates of Proprietary Interest and does not affect the continued listing on the NYSE of the Texas Pacific Land Corporation (NEW) Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 11, 2021.